4th AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment No. 4 (the “Amendment”) is effective as of August 17, 2021 and amends the Fund Participation Agreement dated April 30, 2001 (the “Agreement) by and among NEW ENGLAND LIFE INSURANCE COMPANY (“NELICO” or the “Company”) on behalf of itself and certain of its separate accounts (the “Accounts”); AMERICAN FUNDS INSURANCE SERIES (the “Series”); AMERICAN FUNDS DISTRIBUTORS, INC. (“AFD”); AND CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”) (collectively, the “Parties”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, the Accounts invest in shares of certain of the funds (“Fund” or “Funds”) that constitute separate portfolios of the Series and that serve as funding vehicles for NELICO, on behalf of the Accounts that, issue variable annuity and/or life insurance contracts (the “Contracts”) to persons that are registered owners of such Contracts on the books and records of NELICO (the “Contract Owners”);

WHEREAS, the Series maintains on its books and records one or more account(s) that hold and record ownership of shares of the Funds;

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 30e-1 under the 1940 Act requires each Fund to deliver copies of its shareholder reports to the Accounts as the record owners of shares of such Funds;

WHEREAS, Rule 30e-2 under the 1940 Act requires the Accounts to deliver such Fund shareholder reports to Contract Owners;

WHEREAS, the Parties desire to supplement and amend the Agreement to reflect and implement the requirements, terms and conditions of Rule 30e-3 under the 1940 Act, as amended from time to time (“Rule 30e-3”), to permit (i) the Series to no longer deliver copies of Fund shareholder reports to the Accounts as would otherwise be required by Rule 30e-1, and (ii) the Accounts to deliver Fund shareholder reports to Contract Owners using the “notice and access” provisions of Rule 30e-3 rather than the delivery methods that would otherwise be required by Rule 30e-2;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in rule 498A under the 1933 Act; “Rule 498A”) for the Funds be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Fund Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A; and

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Company intends to host said website; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Agreement as follows:

1.	Item 19. With respect to communications with NELICO, preplace the information as follows:

If to NELICO:

New England Life Insurance Company

c/o Brighthouse Financial

One Financial Center, 21st Floor

Boston, MA 02111

Attention: Law Group

2.

Maintaining Website; Posting and Availability of Fund Shareholder Reports, Disclosure Documents, and Other Required Materials. NELICO shall be responsible for and shall fulfill the website maintenance and posting and other applicable requirements and obligations of the Accounts specified in Rules 30e-3(b) and 498A(j). Without limiting the generality of the foregoing:

a.

The Series shall provide NELICO with the following materials relating to each Fund so that NELICO can post the materials to a NELICO website address (the “Specified Website”). The Specified Website shall be publicly accessible and the Required Materials (as defined below) posted on the Specified Website shall be publicly accessible, free of charge and shall include: (i) Current Report to Shareholders; (ii) Prior Report to Shareholders; (iii) Complete Portfolio Holdings From Reports Containing a Summary Schedule of Investments; (iv) Portfolio Holdings For Most Recent First and Third Fiscal Quarters; (v) current Summary Prospectus for the Funds; (vi) current Statutory Prospectus for the Funds; and (vii) current Statement of Additional Information (“SAI”) for the Funds (as such documents are specified in paragraphs i through iv of Rule 30e-3(b) and in paragraph (iii) of Rule 498A(j)(1)) (such documents collectively, and together with any additional or alternative documents that may be required by any amendments to Rules 30e-3or 498A, the “Required Materials”). The Series shall provide the materials specified in (i), (ii), (iii), and (iv) above to the Company no later than five (5) days before a Report is required to be posted to the Specified Website. The Series shall provide the materials specified in (v), (vi), and (vii) above to the Company on a timely and continuous basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Funds’ securities and the Contracts.

b.

The Series shall ensure that the Required Materials provided to NELICO are in a format, or formats, that are suitable for website posting and convenient for both reading online and printing on paper (in accordance with Rule 30e-3 (b)(3) and are human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A(h)(2)(i)));

c.

NELICO shall maintain the Specified Website and, in doing so, shall ensure that persons accessing the Required Materials are able to permanently retain, free of charge, an electronic version of the Required Materials in a format, or formats, that meet the conditions stated above in Section 3(b) (in accordance with Rules 30e-3(b)(4) and 498A(h)(3);

d.

In order for NELICO to ensure that the Required Materials are kept current (up-to-date) and posted for the duration or period required by Rules 30e-3 and 498A, and to facilitate a continuous offering of the Funds’ securities and the Contracts, the Series shall promptly provide to NELICO any amendments to the Required Materials;

e.

NELICO shall make reasonable efforts to comply with the “safe harbor” provisions, terms and conditions of paragraph (b)(5) of Rule 30e-3 and paragraph (h)(4) of Rule 498A, which shall constitute compliance with subsections (a) through (d) of this Section 3 of this Amendment (for the avoidance of doubt, for this purpose, the “Company” referred to in said paragraph (b)(5) of Rule 30e-3 and “Registrant” referred to in said paragraph (h)(4) of Rule 498A means NELICO on behalf of the Accounts); and

f.

The Series shall prepare and provide the Funds’ Statutory Prospectus and SAI so that those documents permit persons accessing them to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (in accordance with paragraph (h)(2)(ii) of Rule 498A).

g.

CRMC shall, at its sole cost and expense, host and maintain a website (the “Series Document Website”), on which it will make available to NELICO, free of charge, the Required Materials in accordance with the terms hereof. For the avoidance of doubt, the hosting and maintenance by CRMC of the Series Document Website, including the timely posting of the Required Materials to the Series Document Website for access by NELICO, shall constitute full and complete compliance by CRMC and the Series of their respective obligations under Section 4 hereof.

3.

Content of Required Materials. The Series shall be responsible for the content of the Required Materials as posted on the Specified Website, including, but not limited to, the accuracy and completeness of the Required Materials. Without limiting the generality of the foregoing in any manner and without in any way changing the current obligations of the Series under the Agreement, the Series shall be responsible for ensuring that the Required Materials to be posted to the Specified Website:

a.	Meet the applicable standards of the 1933 Act; the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

b.

Do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.

Specified Website, Notice, and Paper Delivery. For the avoidance of doubt, the obligations of the Company set forth in this Section (4), and the expenses that relate thereto, shall be separate from the obligations otherwise as set forth in the Agreement.

a.	The Specified Website is as identified in Attachment C, as it may be changed by NELICO from time to time in its sole discretion;

b.

Paper Notice to Contract Owners. NELICO shall provide the paper notice to its Contract Owners in accordance with paragraphs (c) and (d) of Rule 30e-3 (the “Notice”), subject to the expense provision in subsection (e)(ii) below.

c.

Delivery of Paper Copy Upon “Ad Hoc” Request. NELICO shall fulfill ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A, subject to the expense provision in subsection (e)(iii) below.

d.

Investor Elections to Receive Future Fund Reports in Paper. NELICO shall fulfill Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and subject to the expense provision in subsection (e)(iii) below.

e.	Expenses.

i.

Web Hosting and Electronic Delivery. The Series and/or AFD and/or CRMC shall bear the expenses for the cost of managing, formatting, hosting and maintaining the Required Materials on the Specified Website hosted by the Company. The Series and/or AFD and/or CRMC shall also bear the reasonable cost of distributing the Required Materials for electronic delivery.

ii.	Notice. The Series and/or AFD and/or CRMC shall bear the costs of preparing and mailing (including postage expenses) the Notices of the availability of the Fund’s Reports to Contract Owners.

iii.

Delivery of paper copies. The Series and/or AFD and/or CRMC shall be responsible for the reasonable costs of printing of any paper copies of Required Materials and future fund reports pursuant to subsections (c) and (d) of this Section 3. The Series and/or AFD and/or CRMC shall reimburse the Company for the costs of mailing (including postage expenses) the Fund’s then current Required Materials to Contract Owners.

f.

Summary Prospectuses. The Company intends to use an Initial Summary Prospectus for each currently offered Contract, in accordance with paragraph (j)(1)(i) of Rule 498A. The Series shall use a summary prospectus for each Fund, in accordance with paragraph (j)(1)(ii) of Rule 498A.

5. Fund Performance and Expense Data. The Series shall provide such data regarding each Fund’s investment performance and expense ratios as the Company shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, the Series shall provide:

(i) the “Annual Portfolio Company Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 16 to Item 4 of Form N-4 and Instruction 4(a) to Item 4 of Form N-6); and

(ii) the “Total Annual Fund Operating Expenses” for each Fund calculated in accordance with Item 3 of Form N-1A, reflecting any expense reimbursements or fee waiver arrangements (and, as applicable, in accordance with Instruction 4 to Item 17 of Form N-4, Instruction 4(b) to Item 4 of Form N-6 and Instruction 4 to Item 18 of Form N-6); and

(iii) the “average annual total returns” for each fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5 and 10-year periods, and, as applicable, in accordance with Instruction 7 to Item 17 and Instruction 7 to Item 18 of Form N-6).

The Series shall provide the forgoing Fund expense and performance data at least annually, on a timely basis to facilitate the Company’s preparation of its annually updated registration statement (and as otherwise reasonably requested by the Company), but in no event later than seventy-five (75) calendar days after the close of each Fund’s fiscal year.

6. Indemnification.

a.

The Series, AFD and CRMC specifically agree to indemnify and hold harmless NELICO and its officers, directors, employees and agents (“NELICO Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against any of the NELICO Indemnified Parties as a result of (i) any failure or alleged failure by the Series, AFD and CRMC to provide the Required Materials in a timely fashion as required by this Amendment, or (ii) any material failure or alleged material failure to fulfill any of their other duties and responsibilities under this Amendment or for any other material breach of this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement.

b.

NELICO specifically agrees to indemnify and hold harmless each of the Series, AFD and CRMC and their respective officers, directors, employees and agents (“Series Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any time whatsoever brought against any of the Series Indemnified Parties as a result of (i) any failure or alleged failure by NELICO to maintain the Specified Website in accordance with the requirements of Rule 30e-3 and/or Rule 498A, or (ii) any material failure or alleged material failure to fulfill any of its other duties and responsibilities under this Amendment or for any other material breach of this Amendment. For the avoidance of doubt, this indemnification shall be in addition to and not in lieu of the indemnification provided for in the Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Agreement.

7. Implementation. This Amendment is effective as of the date noted in the first paragraph of this Amendment.

8. Interpretation. This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rules 30e-3 and 498A and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date written below.

NEW ENGLAND LIFE INSURANCE COMPANY (on behalf of itself and each Account)

(“NELICO”)

By: /s/ Jason Frain

Name: Jason Frain

Title: Vice President

Date: 08/24/2021

AMERICAN FUNDS INSURANCE SERIES

(the “Series”)

By: /s/ Maria Manotok

Name:   Maria Manotok

Title:      Principal Executive Officer

Date:     August 20, 2021

AMERICAN FUNDS DISTRIBUTORS, INC.

(the “AFD”)

By: /s/ Timothy W. McHale

Name:   Timothy W. McHale

Title:      Secretary

Date:     August 20, 2021

CAPITAL RESEARCH AND MANAGEMENT COMPANY

(“CRMC”)

By: /s/ Maria Manotok

Name:   Maria Manotok

Title:      Senior Vice President & Senior Counsel

Date:     August 20, 2021

Attachment C

Specified Website:

http://dfinview.com/BHF/TAHD/BHF